Excellence in Electronics, Telecommunications, Automotive, Publishing
---------------------------------------------------------------------------

                                NEWS RELEASE


---------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                    CONTACT: DAVID A. KAUER
                                                  VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER
                                                  (614) 792-0468


                INSILCO CORPORATION AND DLJ MERCHANT BANKING
             REVISE MERGER AGREEMENT TO INCREASE CONSIDERATION
                        TO $45.00 IN CASH AND STOCK

     COLUMBUS, OHIO, JUNE 9, 1998 -- INSILCO CORPORATION (NASDAQ: INSL) today reported that an affiliate of DLJ Merchant Banking Partners II, L.P. has agreed to increase from $44.50 to $45.00 per share the consideration to be paid in connection with the pending merger of Insilco and an affiliate of DLJ Merchant Banking. Insilco shareholders will receive $43.48 in cash and 0.03378 shares of retained stock of the surviving corporation.

     The increased merger consideration follows the receipt by the Company's Taylor Publishing unit, on May 13, 1998, of a $24 million verdict against Jostens, Inc. The original merger agreement, dated March 24, 1998, had provided for Insilco shareholders to receive $44.50 per share, consisting of $42.98 in cash and 0.03419 shares of retained stock of the surviving corporation, and did not provide for any portion of the Jostens damage award to be paid to the Company's current shareholders.

     Insilco stated that, while the jury in the Taylor matter had awarded Insilco $36 million in damages, it has determined that $12 million of the verdict is duplicative of damages for Jostens' violation of Section 2 of the Sherman Anti-trust Act and cannot be recovered in addition to the antitrust award. Insilco is also entitled under the verdict to $1.225 million in legal fees and expenses. The verdict is subject to any post trial motions and appeals by Jostens, which Jostens has announced publicly it intends to pursue, and Insilco's receipt of the judgment is contingent on the results of those post trial motion and appeals. However, the increase in the merger consideration is not contingent on Insilco's receipt of any amount from Jostens.

     Robert L. Smialek, Insilco's Chairman and CEO stated, "We are pleased that DLJ Merchant Banking has agreed to increase the merger consideration for Insilco shareholders, particularly since the damages related to the verdict we received in the Jostens lawsuit have not yet been paid and are subject to a potentially lengthy appeals process. We are working diligently to complete the merger so that shareholders can receive their consideration as quickly as possible."

     The Company also today announced, in connection with its pending transaction with DLJ Merchant Banking, that it had received early termination of the waiting period under the Hart-Scott-Rodino Act, that it expects to mail the proxy statement/prospectus for the Special Meeting to consider the proposed transaction in late June or early July, and that its Board of Directors had established June 15, 1998 as the record date for shareholders eligible to vote at the Special Meeting.

     Insilco Corporation, based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market.


Investor Relations Contact: David A. Kauer or Stephen Smith, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting
(614) 771-0860.